Exhibit 10.18

Brian J. Harris

Employment Term Sheet Dated March 19, 2009

Parties:	WP Prism Inc., a Delaware Corporation (the “Parent”); Parent’s operating subsidiary Bausch & Lomb Incorporated (the “Employer”), a New York corporation; and Brian J. Harris (the “Executive”).

Effective Date:	Start date March 30, 2009 the “Effective Date”).

Position:	Corporate Vice President and Chief Financial Officer reporting directly to the Chief Executive Officer of the Employer. Executive’s employment with the Employer will be “at-will.”

Location:	Executive’s principal place of employment shall be Rochester, New York.

Base Salary:	$500,000 per year.

Bonus Opportunity:	75% of Base Salary target incentive, based on the achievement of annual performance objectives which shall be established and approved by the Board of Directors of Parent (the “Board”).

Benefits	Eligible to participate in benefits plans, programs and practices of Employer, including without limitation co-investment opportunities such as those described below, made available to other similarly situated executives of Employer, as such plans, programs and policies may be in effect from time to time. For purposes of clarification, the Executive (in connection with his duties and responsibilities with the Employer) and the Compensation Committee will undergo a review of the current company match benefit under the Employer’s 401(k) Plan (the “401(k) Plan”) and as a result, such benefit is subject to change. Therefore, Executive’s rights to participate in the 401(k) Plan shall be subject to any amendments to the 401(k) plan (including, without limitation, the company match provided for therein) that the Compensation Committee deems to be appropriate.

Relocation

Eligible to participate in the relocation policy of Employer, as such policy is in effect from time to time. The current relocation policy of the Employer is described in Appendix 1 attached hereto.

You will be entitled to temporary living until your family relocates to Rochester.

Upon relocation to Rochester, Executive will be eligible to receive a relocation bonus (the “Relocation Bonus”) in cash equal to the difference between (i) the purchase price of Executive’s house in Denver, Colorado less (ii) the sale price of Executive’s house in Denver, Colorado; provided that the Relocation Bonus shall in no event exceed $100,000.

Brian J. Harris

Employment Term sheet dated March 19, 2009

Commuting	Reasonable commuting expenses to be reimbursed.

Stock Option Grant:	On or as soon as practicable after the Effective Date, the Parent shall grant Executive an option (the “Option”) to purchase 584,866 shares of common stock of the Parent at an exercise price equal to the Fair Value of a share of Parent common stock on the grant date. Fifty percent (50%) of the Option will be a Time-Based Option and 50% of the Option will be a Performance-Based Option, as each such term is defined in the WP Prism Inc. Management Stock Option Plan (the “Option Plan”), which is attached hereto as Exhibit A. The Option shall be subject to and governed by the terms and conditions of the Option Plan and shall be evidence by a stock option grant agreement as provided under the Option Plan, a form of which is attached hereto as Exhibit B.

Co-Investment Opportunity:	As soon as practicable after the Effective Date, Executive shall have the opportunity to participate in the WP Prism Inc. Management Equity Investment Program (the “Investment Program”), subject to the terms and conditions of the Investment Program (as described in a prospectus provided to Executive, attached hereto as Exhibit C) and evidenced by a subscription agreement (the “Subscription Agreement”) and a shareholder’s agreement (the “Shareholder’s Agreement”), each substantially in the form attached hereto as Exhibit D and Exhibit E, respectively.

Severance:	Executive will be eligible to participate in the Employer’s Corporate Officer Separation Plan for New Hires (the “Separation Plan”), substantially in the form attached hereto as Exhibit F.

Vacation	You are entitled to five weeks vacation annually.

Accepted and Agreed March 22, 2009

Brian J. Harris

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